EXHIBIT 5(b)

November 21, 2003

Entergy Mississippi, Inc.
308 Pearl Street
Jackson, Mississippi 39201

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, including the exhibits thereto (the "Registration Statement"), which Entergy Mississippi, Inc. (the "Company") proposes to file with the Securities and Exchange Commission on or shortly after the date hereof, for the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $400,000,000 in aggregate principal amount of its First Mortgage Bonds (the "Bonds") and/or its Debt Securities (the "Debt Securities"), each to be issued in one or more new series, and for the qualification under the Trust Indenture Act of 1939, as amended, of the Company's Mortgage and Deed of Trust, dated as of February 1, 1988, as heretofore supplemented and modified and as proposed to be further supplemented, under which the Bonds are to be issued, and of the Company's Indenture for Unsecured Debt Securities under which the Debt Securities are to be issued.

Subject to the qualifications hereinafter expressed, we are of the opinion that the Bonds and the Debt Securities, each when issued and delivered for the respective consideration contemplated by, and otherwise as respectively contemplated in, the Registration Statement, will respectively be legally issued and will be binding obligations of the Company, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or other similar laws affecting enforcement of mortgagees' and other creditors' rights and by general equitable principles (whether considered in a proceeding in equity or at law).

For purposes of the opinions set forth above, we have assumed (1) that the Bonds and the Debt Securities each will be issued and delivered in compliance with appropriate action with regard to the issuance of the Bonds and the Debt Securities, respectively, by and before the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, as amended, and (2) that the Bonds and the Debt Securities each will be issued and delivered in compliance with the due authorization, respectively, of the Company's Board of Directors and/or, when authorized, the Executive Committee thereof and/or an authorized officer of the Company.

This opinion is limited to the laws of the States of New York and Mississippi and the United States of America. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of Mississippi, we have relied upon the opinion of Wise Carter Child & Caraway, Professional Association, which is being filed as Exhibit 5(a) to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5(b) to the Registration Statement and to the references to our firm, as counsel, in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Thelen Reid & Priest LLP

THELEN REID & PRIEST LLP